EXHIBIT 99.1

TF Financial Corporation Reports 2009 Results and Quarterly Dividend

NEWTOWN, Pa., Jan. 28, 2010 (GLOBE NEWSWIRE) -- TF Financial Corporation (Nasdaq:THRD) today reported net income of $4,514,000 ($1.79 per diluted share) for 2009, compared with $4,236,000 ($1.61 per diluted share) for 2008. Net income for the three month period ended December 31, 2009 was $1,160,000 ($0.46 per diluted share) compared with $521,000 ($0.20 per diluted share) during the comparable period of 2008. The Company also announced that its Board of Directors declared a quarterly dividend of $0.20 per share, payable February 16, 2010 to shareholders of record on February 9, 2010.

Highlights for 2009 included:

  Net income increased by $278,000 or 6.6% compared with 2008. Diluted earnings per share increased by $0.18 or 11.2%. Return on average assets was 63 basis points and return on average equity was 6.63%.
  Net interest income increased by $1,855,000 or 8.9% compared with 2008. The Company's net interest margin was 3.38% for the year, an increase of 29 basis points compared with 2008.
  There was a 35 basis point decrease in the average yield on loans largely due to the full year effect during 2009 of a 400 basis point decrease in the prime rate that occurred throughout 2008, which resulted in lower interest yields on the Company's prime rate-based construction, commercial, and home equity loans during 2009 compared to 2008. During 2009, net loans outstanding decreased by $15.3 million or 2.8% to $530.7 million.
  Deposits increased by $62.9 million or 12.8% to $552.7 million, and there was a 62 basis point decrease in the average cost of deposits for 2009 compared to 2008. The largest growth in deposits occurred in money market accounts, mostly in consumer accounts, but also a large percentage increase in business money market accounts as the Company's efforts to increase its business deposits proved to be a success. Federal Home Loan Bank advances and other borrowings decreased by $87.9 million or 52.3% to $80.2 million. The average cost of these borrowings decreased by 23 basis points, mainly due to the substantial decrease in short-term interest rates throughout 2008, and thus the interest cost of short-term borrowings decreased during 2009 compared to 2008.
  Non-performing assets were 1.34% of total assets at year end, up from 0.72% at year end 2008. Non-performing loans, all real estate secured, increased by $3.0 million to $8.3 million or 1.16% of total assets during the year. In addition, the Company holds $1.3 million or 0.18% of total assets in foreclosed property at year end. Each of the Company's non-performing assets had a balance of less than $1.0 million, with the exception of two loans totaling $3.9 million on completed and partially tenant-occupied commercial office buildings.
  The allowance for loan losses was $5.2 million or 0.97% of gross loans at year end, an increase of $1.4 million during the year. The loan loss provision was $2.9 million for 2009, and net charge-offs were approximately $1.6 million. The increased provision was due in part to continuing weakness in commercial real estate values in the Company's lending markets throughout the Philadelphia region.
  Non-interest income increased by $535,000 to $4.4 million during 2009 when compared with 2008, the result of a $762,000 and $386,000 increase, respectively, in net gains from sales of securities and originated loans. These gains more than offset a $555,000 decrease in retail banking fees from other sources. Non-interest expense increased by $654,000 to $18.1 million, mainly the result of an $852,000 increase in FDIC insurance premiums. Of this increase, $330,000 was due to the FDIC's special assessment during the second quarter of 2009; the remainder is due to the combined effect of an increase in the Company's deposits, an increase in the FDIC's premium rates, and the exhaustion of a credit against insurance premiums which the Company had been entitled to take.
  Dividends for the year were $0.80 per share, as they were during 2008.

Commenting on the performance of the Company, President Kent C. Lufkin stated that, "Our challenges continue to grow as a result of this weak economy.  We are focusing significant energy on monitoring and managing our loan portfolios.  We are working with both commercial and consumer loan customers to help those most severely affected by these difficult times.  As you would expect, new loan originations are impacted by the economy, as are investment product sales and certain fee income categories.  We are working harder to sustain earnings, while ensuring that we maintain what we believe are adequate reserves for potential loan losses.

"Positive progress is occurring in numerous areas including substantial deposit growth, which we attribute to confidence in the strength of 3rd Federal Bank, the ongoing enhancement of our technology systems and the refinement of existing, as well as the introduction of new services and products.  We continue to benefit from a loyal, stable and experienced team, hands-on expense control, and an improving interest margin which is the result of the prudent pricing of our deposit and loan products.

"Overall, we are very pleased with our performance over the last quarter and year."

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. In addition, the Bank's website can be found at www.thirdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	QUARTER ENDED
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
EARNINGS SUMMARY

Interest income	$8,932	$9,120	$9,228	$9,317	$9,618
Interest expense	3,153	3,381	3,649	3,798	4,308
Net interest income	5,779	5,739	5,579	5,519	5,310
Loan loss provision	1,025	650	590	665	1,010
Non-interest income	1,240	796	1,439	935	927
Non-interest expense	4,465	4,420	4,776	4,424	4,623
Income taxes	369	353	430	345	83
Net income	$1,160	$1,112	$1,222	$1,020	$521

PER SHARE INFORMATION

Earnings per share, basic	$0.46	$0.44	$0.48	$0.41	$0.20
Earnings per share, diluted	$0.46	$0.44	$0.48	$0.41	$0.20

Dividends paid	$0.20	$0.20	$0.20	$0.20	$0.20

FINANCIAL RATIOS

Annualized return on average assets	0.64%	0.62%	0.68%	0.57%	0.28%
Annualized return on average equity	6.61%	6.28%	7.07%	6.08%	3.00%
Efficiency ratio	74.49%	75.11%	74.30%	76.42%	88.44%

AVERAGE BALANCES

Loans	$532,190	$535,358	$542,569	$545,097	$547,128
Mortgage-backed securities	90,434	100,482	104,491	109,377	109,284
Investment securities	45,996	41,849	38,060	39,458	39,996
Other interest-earning assets	10,358	2,027	2,011	501	629
Total earning assets	678,978	679,716	687,131	694,433	697,037
Non-earning assets	37,440	37,463	38,517	34,984	36,611
Total assets	716,418	717,179	725,648	729,417	733,648

Deposits	548,436	530,064	518,374	494,969	491,283
FHLB advances and other borrowed money	89,126	107,746	128,620	157,928	165,101
Total interest bearing liabilities	637,562	637,810	646,994	652,897	656,384
Non-interest bearing liabilities	9,213	9,065	9,302	8,471	8,271
Stockholders' equity	69,643	70,304	69,352	68,049	68,993
Total liabilities & stockholders' equity	$716,418	$717,179	$725,648	$729,417	$733,648

SPREAD AND MARGIN ANALYSIS

Average yield on:
Loans	5.57%	5.66%	5.66%	5.70%	5.83%
Mortgage-backed securities	4.90%	4.62%	4.97%	5.14%	4.79%
Investment securities	4.00%	4.09%	3.99%	3.90%	3.84%
Other interest-earning assets	0.08%	0.00%	0.00%	0.00%	0.63%
Total interest-earning assets	5.29%	5.39%	5.45%	5.50%	5.55%

Average cost of:
Deposits	1.61%	1.79%	1.89%	2.06%	2.32%
FHLB advances and other borrowed money	4.16%	3.64%	3.77%	3.30%	3.48%
Total interest-bearing liabilities	1.96%	2.10%	2.26%	2.36%	2.61%

Interest rate spread	3.33%	3.29%	3.19%	3.14%	2.94%
Net interest margin	3.45%	3.42%	3.32%	3.28%	3.09%

NON-INTEREST INCOME DETAIL

Service fees, charges and other	$480	$464	$597	$437	$595
Bank-owned life insurance	175	171	170	160	164
Gain/loss on sale investments	456	--	116	190	--
Gain on sale of loans	129	127	253	148	72
Gain on sale of real estate	--	34	303	--	96

NON-INTEREST EXPENSE DETAIL

Salaries and benefits	$2,725	$2,601	$2,645	$2,671	$2,775
Occupancy	696	756	708	710	722
Professional fees	205	195	183	273	232
Advertising	87	118	116	148	181
Deposit insurance	206	182	511	21	20
Other	546	568	613	601	693

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	YEAR ENDED
	12/31/2009	12/31/2008
EARNINGS SUMMARY

Interest income	$36,597	$38,832
Interest expense	13,981	18,071
Net interest income	22,616	20,761
Loan loss provision	2,930	1,500
Non-interest income	4,410	3,875
Non-interest expense	18,085	17,431
Income taxes	1,497	1,469
Net income	$4,514	$4,236

PER SHARE INFORMATION

Earnings per share, basic	$1.79	$1.61
Earnings per share, diluted	$1.79	$1.61

Dividends paid	$0.80	$0.80

FINANCIAL RATIOS

Annualized return on average assets	0.63%	0.59%
Annualized return on average equity	6.63%	6.12%
Efficiency ratio	75.05%	75.34%

AVERAGE BALANCES

Loans	$538,759	$542,452
Mortgage-backed securities	101,142	100,505
Investment securities	41,360	41,137
Other interest-earning assets	3,747	842
Total earning assets	685,008	684,936
Non-earning assets	37,170	35,841
Total assets	722,178	720,777

Deposits	524,431	483,220
FHLB advances and other borrowed money	120,631	159,565
Total interest bearing liabilities	645,062	642,785
Non-interest bearing liabilities	9,081	8,785
Stockholders' equity	68,035	69,207
Total liabilities & stockholders' equity	$722,178	$720,777

SPREAD AND MARGIN ANALYSIS

Average yield on:
Loans	5.66%	6.01%
Mortgage-backed securities	4.92%	4.73%
Investment securities	4.01%	4.53%
Other interest-earning assets	0.08%	2.02%
Total interest-earning assets	5.42%	5.73%

Average cost of:
Deposits	1.83%	2.45%
FHLB advances and other borrowed money	3.67%	3.90%
Total interest-bearing liabilities	2.17%	2.81%

Interest rate spread	3.25%	2.92%
Net interest margin	3.38%	3.09%

NON-INTEREST INCOME DETAIL

Service fees, charges and other	$1,978	$2,533
Bank-owned life insurance	676	633
Gain/loss on sale investments	762	--
Gain on sale of loans	657	271
Gain on sale of real estate	337	438

NON-INTEREST EXPENSE DETAIL

Salaries and benefits	$10,642	$10,638
Occupancy	2,870	2,881
Professional fees	856	795
Advertising	469	614
Deposit insurance	920	68
Other	2,328	2,435

T F FINANCIAL CORPORATION
UNAUDITED FINANCIAL INFORMATION
(dollars in thousands except per share data)	PERIOD ENDED
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
DEPOSIT INFORMATION

Non-interest checking	$37,288	$38,100	$41,078	$36,123	$36,871
Interest checking	52,988	47,377	49,593	47,365	46,907
Money market	141,286	131,197	120,163	100,481	88,609
Savings	96,061	97,795	104,385	108,518	111,591
CDs	225,093	217,480	215,871	212,028	205,872

OTHER INFORMATION

Per Share

Book value (a)	$28.21	$28.33	$27.63	$27.35	$26.92
Tangible book value (a)	$26.51	$26.61	$25.91	$25.64	$25.20
Closing market price	$18.97	$18.75	$17.71	$18.19	$19.30

Balance Sheet

Loans, net	$530,734	$532,547	$542,673	$542,494	$545,989
Cash and cash equivalents	12,801	4,401	6,262	3,896	2,719
Mortgage-backed securities	81,931	98,188	101,171	105,678	111,991
Investment securities	50,749	44,348	41,947	38,451	41,515
Total assets	713,721	711,849	724,497	723,925	733,708
Total deposits	552,716	531,949	531,090	504,515	489,850
FHLB advances and other borrowed money	80,241	99,744	111,132	141,576	168,148
Stockholders' equity	71,630	71,550	69,672	68,901	67,692

Asset Quality

Non-performing loans	$8,285	$3,098	$3,039	$3,486	$5,279
Allowance for loan losses	$5,215	$4,292	$4,970	$4,425	$3,855
Net charge-offs	$102	$1,328	$45	$95	$151
Reserves to gross loans	0.97%	0.80%	0.91%	0.81%	0.70%
Non-performing loans to gross loans	1.55%	0.58%	0.55%	0.64%	0.96%
Non-performing loans to total assets	1.16%	0.44%	0.42%	0.48%	0.72%
Foreclosed property	$1,279	$999	$1,130	$2,164	$--
Foreclosed property to total assets	0.18%	0.14%	0.16%	0.30%	0.00%
Non-performing assets to total assets	1.34%	0.58%	0.58%	0.78%	0.72%

Statistical

Shares outstanding (000's) (a)	2,539	2,526	2,522	2,519	2,515
Number of branch offices	14	14	14	14	14
Full time equivalent employees	177	172	173	177	181

(a) Excludes 133,000, 138,000, 141,000, 144,000, and 147,000 unallocated employee stock ownership plan shares at December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009,and December 31, 2008 , respectively.

CONTACT: TF Financial Corporation
         Dennis R. Stewart, EVP/CFO
         (215) 579-4000